Exhibit 99.1

Contacts: Brian Lynch Patrick Burke (760) 931-1771

Russell L. Fleischer Named to Board of Directors of Callaway Golf Company

CARLSBAD, CA, May 9, 2018 /PRNewswire/ Callaway Golf Company (NYSE:ELY) today announced that it has increased the size of the Company’s Board of Directors from eight to nine members, and that Russell L. Fleischer has been appointed to the Board. He will begin serving immediately and will stand for election for a full one-year term at the Company’s 2019 Annual Meeting of Shareholders.

Mr. Fleischer, age 50, is a seasoned business and financial executive with significant experience in the golf industry, having previously served as Chief Financial Officer of Adams Golf, Inc. and subsequently as a board member of Adams Golf. Mr. Fleischer also has significant experience in mergers and acquisitions, capital raising and private equity transactions. Mr. Fleischer joined Battery Ventures, a global investment firm providing venture capital and private equity, in 2014 as a partner and was promoted to general partner in 2015. Prior to joining Battery Ventures, Mr. Fleischer served as Chief Executive Officer at three privately held companies: HighJump Software, a supply chain management software company, from 2010 to 2014; Healthvision Software, a healthcare information technology provider; and TriSyn Group, a core banking applications software provider. He has also been both a public and private company Chief Financial Officer, including CFO of Adams Golf, formerly a publicly traded company, from 2000 to 2002. Mr. Fleischer has served as a board member for several public and private companies, including Adams Golf from 2005 to 2012, HomeCareHomeBase, Vero Software, Data Innovations and RogueWave. Mr. Fleischer earned a B.A. in Economics from Johns Hopkins University and an MBA from Vanderbilt University.

“Russell’s extensive knowledge of corporate strategy and operations, mergers and acquisitions, capital raising and private equity transactions will benefit the Board greatly,” commented Ronald S. Beard, Chairman of the Board of Callaway Golf Company. “In addition, he brings direct relevant industry experience as a former Chief Financial Officer and board member of a publicly traded golf company. We are excited to have him join us.”

The addition of Mr. Fleischer expands the board to a total of nine members, including Chairman, Ronald S. Beard, Samuel H. Armacost, Oliver “Chip” Brewer III, John C. Cushman, III, John F. Lundgren, Adebayo O. Ogunlesi, Linda B. Segre and Anthony S. Thornley. Callaway Golf’s Bylaws mandate that the Company’s Board consist of not less than six nor more than fifteen members, of which the substantial majority must be independent. With the addition of Mr. Fleischer as an independent director, eight of the nine board members qualify as independent under applicable standards. For more on the Company’s board of directors, visit the Investor Relations section of the Company’s website at www.callawaygolf.com

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About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, OGIO and TravisMathew brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com. www.OGIO.com, and www.travismathew.com.